SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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Check the appropriate box:

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Preliminary Proxy Statement.

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

[   ]

Definitive Proxy Statement.

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Definitive Additional Materials.

[   ]

Soliciting Material Pursuant to §240.14a-12.

SHOPKO STORES, INC.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement
if other than the Registrant)

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NEWS RELEASE

Contacts:

Media – John Vigeland

(920) 429.4132

Investor Relations

(920) 429.7039

SHOPKO STORES ANNOUNCES

RECEIPT AND CONSIDERATION OF

NEW ACQUISITION PROPOSALS

●	Binding offer of $26.50 per share received from group led by an affiliate of Sun Capital Partners
●	Goldner Hawn affiliate responded with binding offer of $27.00 per share
●	Special Committee of ShopKo board requests “best and final” offers and will consider in due course
●	Special Meeting of Shareholders to be adjourned to October 26, 2005

GREEN BAY, Wis. (October 17, 2005)  ShopKo Stores, Inc. (NYSE: SKO) announced that on October 16, 2005 it received a binding written offer from an affiliate of Sun Capital Partners to acquire the Company at $26.50 per share on terms substantially the same as the existing merger agreement between the Company and Badger Retail Holding, Inc., an affiliate of Goldner Hawn Johnson & Morrison Incorporated (“GHJM”).  The Sun Capital offer is not subject to a financing condition or further due diligence.

The Company further announced that the GHJM affiliate subsequently offered to amend the existing merger agreement with the Company to increase the merger consideration from $25.50 per share to $27.00 per share.  In addition, the offer provides that the break-up fee payable under the merger agreement with the GHJM affiliate would be increased from $13.5 million to $27 million, the amount of the break-up fee under the merger agreement before a recent amendment.

The Special Committee of the Company’s Board of Directors has requested each of the Sun Capital group and the GHJM affiliate to deliver its “best and final” offer.  The Special Committee will review the offers it receives in due course.

In light of these developments, ShopKo announced that the special meeting of its shareholders scheduled for today will be adjourned until October 26, 2005 without any vote on the proposals previously submitted to ShopKo’s shareholders in connection with the merger agreement with the GHJM affiliate.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions.  Retail formats include 137 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 218 Pamida stores, 116 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept.  With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO.  For more information about ShopKo, Pamida or ShopKo Express Rx, visit our website at www.shopko.com.

Statements in this press release other than historical facts constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.  All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  For example, ShopKo may not be able to complete the proposed merger with the GHJM affiliate on the terms in the existing merger agreement or as proposed to be amended or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure to obtain financing to consummate the merger or the failure to satisfy the other closing conditions.  These factors, and other factors that may affect the business or financial results of ShopKo are described in ShopKo’s filings with the SEC, including ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.

In connection with ShopKo’s solicitation of proxies with respect to the meeting of shareholders called in connection with the proposed merger with the GHJM affiliate, ShopKo has filed with the SEC, and furnished to shareholders of ShopKo, a definitive proxy statement and proxy supplements dated September 19, 2005 and October 4, 2005.  Shareholders are advised to read the definitive proxy statement and proxy supplements distributed to shareholders because they contain important information.  Shareholders are able to obtain a free-of-charge copy of the definitive proxy statement and proxy supplements and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov, by directing a request by mail or telephone to ShopKo Stores, Inc., P.O. Box 19060, Green Bay, WI 54307, Attention: Corporate Secretary, Telephone: 920-429-2211, or from ShopKo’s website, http://www.shopko.com.

ShopKo and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of ShopKo in favor of the proposed merger.  Information regarding the persons who may be considered “participants” in the solicitation of proxies, including their beneficial ownership of ShopKo common stock as of August 1, 2005, is set forth in ShopKo’s definitive proxy statement as filed with the SEC.  Information regarding certain of these persons and their beneficial ownership of ShopKo common stock as of April 30, 2005 is also set forth in ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.

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